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                                  Exhibit 11

                           RX MEDICAL SERVICES CORP.
                   Computation of Primary Earnings Per Share
                                  (Unaudited)
          (Dollars and shares in thousands, except per share amounts)

                                                                       Three Months Ended March 31,
                                                                        1996                 1995
                                                                       -------              -------
Income:
-------
  Loss from continuing operations                                      $(1,449)             $  (870)
  Loss from discontinued operations                                          -               (1,364)
                                                                       -------              -------
  Net loss                                                             $(1,449)             $(2,234)
                                                                       =======              =======

Common Shares:
--------------
  Average common shares and
    common share equivalents                                             8,539                8,568
                                                                       =======              =======

Loss Per Share:
---------------
  Loss from continuing operations                                      $ (0.17)             $ (0.10)
  Loss from discontinued operations                                          -                (0.16)
                                                                       -------              -------

  Net loss                                                             $ (0.17)             $ (0.26)
                                                                       =======              =======




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